Exhibit 99.2


                 Dell to Acquire the Networked Storage Company

    BRACKNELL, England--Dec. 21, 2007--Dell has signed an agreement to acquire privately-held The Networked Storage Company (TNWSC), a leading IT consultancy, that specialises in transitioning customers to proven, simplified and cost efficient IT data storage solutions.

    Terms were not disclosed and the purchase will not be final until all closing conditions are met. TNWSC is based in Epsom, United
Kingdom.

    TNWSC's unique Point of Proof(R) methodology provides an auditable end-to-end process to evaluate, select and implement proven solutions that deliver robust, simplified and cost effective IT infrastructures. The approach, primarily implemented with storage networks, can be extended across the entire IT environment, helping to reduce overall costs and complexity of IT infrastructure maintenance and management. TNWSC has a blue chip customer base including several of Europe's leading financial institutions.

    "The Networked Storage Company has an extremely talented team that has developed an industry leading approach enabling customers to simplify and validate their IT infrastructures. We plan to incorporate their expertise and world class methodologies as part of our consulting offerings and scale globally," said Stephen Murdoch, vice president, Global Infrastructure Consulting Services, Dell.

    Simon Pennock, CEO and founder, TNWSC, comments, "The Networked Storage Company is driven by a passion for doing the right thing for clients. It was obvious from the start of our relationship that Dell shares not only this commitment to clients but also our belief that IT should be less complex and the costs more transparent. Dell's global reach and depth of capability will enable us to deliver on this vision through the proven benefits of our Point of Proof(R) methodology."

    For more information on Dell GICS visit www.dell.com/ics

    About Dell

    Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

    About The Networked Storage Company

    The Networked Storage Company is an independent, specialist, execution oriented storage and server consulting company. The company formed in 2002 and comprises subject matter experts from the Vendor and end-user communities. The Networked Storage Company's unique Point of Proof(R) methodology provides an auditable end-to-end process to evaluate, select and implement proven solutions that deliver robust, simplified and cost effective IT infrastructures. For more information, visit www.tnwsc.com


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